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                                                   File No. 70-9021



                 SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C. 20549

                  _________________________________

                   POST-EFFECTIVE AMENDMENT NO. 2
                                 TO
                              FORM U-1
                 __________________________________

                     APPLICATION OR DECLARATION

                              under the

             PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                * * *

                AMERICAN ELECTRIC POWER COMPANY, INC.
                         AEP RESOURCES, INC.
               1 Riverside Plaza, Columbus, Ohio 43215
         (Name of company or companies filing this statement
            and addresses of principal executive offices)

                                * * *

                AMERICAN ELECTRIC POWER COMPANY, INC.
               1 Riverside Plaza, Columbus, Ohio 43215
               (Name of top registered holding company
               parent of each applicant or declarant)

                                * * *


                   Susan Tomasky, General Counsel
            AMERICAN ELECTRIC POWER SERVICE CORPORATION
               1 Riverside Plaza, Columbus, Ohio 43215
             (Names and addresses of agents for service)


                  Jeffrey D. Cross, General Counsel
                         AEP RESOURCES, INC.
               1 Riverside Plaza, Columbus, Ohio 43215
             (Names and addresses of agents for service)




      American Electric Power Company, Inc. ("American"), a registered holding company under the Public Utility Holding Company Act of 1935, as amended, and its subsidiary, AEP Resources, Inc. ("Resources"), hereby amend their Application or Declaration on Form U-1 in File No. 70-9021 as follows:

      1.   By amending and restating Item 1.F. as follows:
      "F.  Authority of Resources and Project Parents.

           American and Resources hereby request authority for Project Parents to pursue project development activities for Resources and its subsidiaries. Project development activities include investigation of sites, preliminary engineering and licensing activities, acquiring options and rights, contract drafting and negotiating, preparation of proposals and other necessary activities to identify and analyze feasible investment opportunities and to initiate the commercialization of a project (collectively, 'project development activities'). American and Resources also request authority for Project Parents to provide project management and administrative services for Resources and its subsidiaries. Project management and administrative services include the ongoing personnel, accounting, engineering, legal, financial and other support activities necessary to manage project development activities related to projects and potential investments therein (collectively, 'administrative services'). Such authority is in addition to Resources' existing authority to pursue project development activities and perform administrative services for itself and its subsidiaries."

      By adding the following to the end of Item 1. Description of Proposed Transaction:

      "G.  Acquisition  of  Certain  Special  Purpose  and  Finance
           Subsidiaries.

           American and Resources also request approval to acquire from time to time, directly or indirectly, the securities of or other interest in one or more subsidiaries ('Special Purpose Subsidiaries') organized exclusively for the purpose of pursuing project development activities and performing administrative services on behalf of both associate Exempt Projects and QFs and to non-associates. American and Resources anticipate that Special Purpose Subsidiaries will be needed in order to establish and manage foreign project development offices, and to provide operations and maintenance, construction or asset management services, whether to an associate Exempt Project or QF or to a non-associate company. Creating separate subsidiaries for such purposes serves to isolate the risks of one activity from others, and may be necessary to satisfy the requirements of applicable foreign or U.S. laws.
           All services rendered by Special Purpose Subsidiaries to non-associates will be based upon the fair market value thereof and will be subject to such other terms, conditions and standards of performance as are negotiated on a case-by-case
basis,   taking  into  account  the  kind  and  scope  of  services involved, the duration of the contract, the levels of warranties and indemnities that may be negotiated, and other factors that are unique to each transaction
           Similarly, American and Resources propose that Project Parents and Special Purpose Subsidiaries provide their respective services and sell related goods to any subsidiary of Resources that is an EWG, FUCO or QF at fair market prices, and requests an exemption under Section 13(b) from the requirements of Rules 90 and 91 as applicable to such transaction in any case in which any one or more of the following circumstances shall apply:
           (1) Such entity is a FUCO, or is an EWG which derives no part of its income, directly or indirectly, from the generation, transmission or distribution of electric energy for sale within the Untied States; or

           (2) Such entity is an EWG which sells electricity at market-based rates which have been approved by the Federal Energy Regulatory Commission ('FERC') or the appropriate state public utility commission, provided that the purchaser of such electricity is not an associate company within the American Electric Power System;

           (3) Such entity is a QF that sells electricity exclusively (i) at rates negotiated at arms'-length to one or more industrial or commercial customers purchasing such electricity for their own use, and/or (ii) to an electric utility company not an associate company within the American Electric Power System at the purchaser's 'avoided cost' as determined in accordance with the regulations under the Public Utility Regulatory Policies Act of 1978; or

           (4) Such entity is an EWG or QF that sells electricity at rates based upon its cost of service, as approved by FERC or any state public utility commission having jurisdiction, provided that the purchaser of such electricity is not an associate company within the American Electric Power System.

The Commission previously authorized such fair market value pricing for AEP Energy Services, Inc., a wholly-owned subsidiary of American, in American Electric Power Company, Inc., et al., HCAR No. 26267 (April 5, 1995).
           American and Resources further request authorization to acquire from time to time, directly or indirectly, the securities of, or other interests in, one or more financing subsidiaries ('Financing Subsidiaries'). Regulatory and taxation concerns may make the use of such Finance Subsidiaries desirable in connection with the financing by Resources and its direct and indirect subsidiaries of interests in Exempt Projects in certain jurisdictions.
           Finance Subsidiaries would be wholly-owned by Project Parents and would issue securities in the public or private capital markets both in the U.S. and abroad. The proceeds of any such securities issuance by a Finance Subsidiary would be loaned to the Project Parent owner of such Finance Subsidiary pursuant to loan documentation. The Project Parent will provide the Finance Subsidiary with payments on the Project Parent's loan which will allow repayment of the Finance Subsidiary's obligations under the securities the Finance Subsidiary has issued. Any debt security issued by a Project Parent to its Finance Subsidiary to evidence loans made by the Finance Subsidiary will comply with the requirements of Rule 52(b)(2). The exclusive function and business activity of any Finance Subsidiary will be the issuance of its securities, loaning of the proceeds to its Project Parent owner and transactions incidental thereto. Although a Finance Subsidiary would not hold the securities of an Exempt Project, it would serve exclusively as a 'captive' financing adjunct of the Project Parent that will hold such securities. Using a Finance Subsidiary to finance the activities contemplated in the Application and the Orders will provide, in each case in which a Finance Subsidiary is used, a Project Parent with economic advantages it could not attain without the use of a Finance Subsidiary."

                              SIGNATURE
      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.

                     AMERICAN ELECTRIC POWER COMPANY, INC.
                     AEP RESOURCES, INC.


                     By     /s/ Henry W. Fayne
                               Vice President


Dated:  November 20, 1998